Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-163471) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-3 No. 333-136200) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-3 No. 333-131742-01) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-8 No. 333-131769) of Inergy Holdings, L.P., and

•	Registration Statement (Form S-8 No. 333-128027) of Inergy Holdings, L.P.

of our reports dated November 30, 2009 (except for the adoption of Financial Accounting Standards Board Accounting Standards Codification Subtopic 810-10 and related disclosure in Note 2, the retroactive effect of a three-for-one split of common units representing limited partner interests and related disclosure in Notes 10, 11, and 16, and the subsequent events reported in Note 19, as to which the date is September 2, 2010), with respect to the consolidated financial statements and schedules of Inergy Holdings, L.P. and Subsidiaries as of September 30, 2009 and 2008 and for each of the three years in the period ended September 30, 2009 included in this Current Report on Form 8-K.

/s/ Ernst and Young LLP

Kansas City, Missouri

September 2, 2010